EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-204576 and File No. 333-218261 on Form S-8) of our report dated March 17, 2025, relating to the financial statements of Nuvera Communications, Inc and subsidiaries (the “Company”) included in this annual report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ OlsenThielen & Co. Ltd
Roseville, Minnesota
March 17, 2025